Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2023 Second Quarter Financial Results

Second Quarter 2023 Highlights:

●	Total revenues increased 37% to $124.8 million

●	Net loss available to stockholders improved $4.5 million

●	Adjusted EBITDA increased $12.4 million to $6.2 million

●	Lindblad segment Available Guest Nights increased 34%

●	Net Yield per Available Guest Night increased 5% to $1,034 and Occupancy was 74%

●	Strong reservations for future travel with bookings for 2023 43% ahead of bookings for 2019 at the same point in 2019

●	Further increased financial flexibility through issuance of $275.0 million new senior secured notes

NEW YORK, July 27, 2023 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the second quarter ended June 30, 2023.

Sven Lindblad, Chief Executive Officer, said “Lindblad delivered another quarter of strong year on year growth as we continue to ramp operations and put the pandemic behind us. While we are proud of what we have achieved thus far, what really excites us is the opportunity ahead given the massive interest in experiential travel. With a proven track record of delivering high quality and authentic travel experiences over the last five decades, along with the strategic investments we have made over the last several years to expand our fleet, diversify our portfolio of land offerings, upgrade our technology footprint and enhance our overall infrastructure, we are uniquely positioned to significantly capitalize on that growing demand. There will certainly still be short-term challenges given what the industry is emerging from, but we are beginning to meaningfully tap into the expanded earnings power of the Company and look forward to building additional shareholder value in the months and years ahead.”

SECOND QUARTER RESULTS

Tour Revenues

Second quarter tour revenues of $124.8 million increased $33.9 million, or 37%, as compared to the same period in 2022. The increase was driven by a $23.4 million increase at the Lindblad segment and a $10.5 million increase at the Land Experiences segment.

Lindblad segment tour revenues of $87.4 million increased $23.4 million, or 36%, compared to the second quarter a year ago primarily due to a 34% increase in available guest nights as we continued to ramp operations. The year-on-year growth was also driven by a 5% increase in net yield per available guest night to $1,034 due to increased pricing and broader fleet utilization.

Land Experiences tour revenues of $37.4 million increased $10.5 million, or 39%, compared to the second quarter a year ago primarily due to additional departures and higher pricing.

Net Income

Net loss available to stockholders for the second quarter was $25.6 million, $0.48 per diluted share, as compared with net loss available to stockholders of $30.0 million, $0.59 per diluted share, in the second quarter of 2022. The $4.5 million improvement primarily reflects the ramp in operations, partially offset by the write-off of $3.9 million in deferred financing fees due to refinancing the Company’s export credit facilities, a $2.2 million increase in interest expense due to additional borrowings and higher rates, a $1.6 million increase in stock-based compensation and a $1.0 million tax benefit in the second quarter a year ago.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $6.2 million increased $12.4 million as compared to the same period in 2022 driven by a $10.1 million increase at the Lindblad segment and a $2.3 million increase at the Land Experiences segment.

Lindblad segment Adjusted EBITDA of $2.7 million increased $10.1 million as compared to the same period in 2022, primarily due to increased tour revenues, partially offset by higher cost of tours and increased personnel and sales tax costs related to the ramp in operations and increased commissions related to the revenue and bookings growth.

Land Experiences segment Adjusted EBITDA of $3.5 million increased $2.3 million as compared to the same period in 2022, primarily due to increased tour revenues, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations, increased commissions related to the revenue and bookings growth and higher marketing costs to drive future growth.

	For the three months ended June 30,				For the six months ended June 30,
(In thousands)	2023	2022	Change	%	2023	2022	Change	%
Tour revenues:
Lindblad	$87,412	$64,047	$23,365	36%	$202,910	$114,321	$88,589	77%
Land Experiences	37,386	26,863	10,523	39%	65,284	44,435	20,849	47%
Total tour revenues	$124,798	$90,910	$33,888	37%	$268,194	$158,756	$109,438	69%
Operating income (loss):
Lindblad	$(11,043)	$(19,670)	$8,627	44%	$1,076	$(53,239)	$54,315	NM
Land Experiences	2,543	356	2,187	NM	2,892	(321)	3,213	NM
Total operating loss	$(8,500)	$(19,314)	$10,814	56%	$3,968	$(53,560)	$57,528	NM
Adjusted EBITDA:
Lindblad	$2,685	$(7,463)	$10,148	NM	$28,769	$(28,448)	$57,217	NM
Land Experiences	3,536	1,271	2,265	178%	4,640	1,035	3,605	NM
Total adjusted EBITDA	$6,221	$(6,192)	$12,413	NM	$33,409	$(27,413)	$60,822	NM

Balance Sheet and Liquidity

The Company’s cash and cash equivalents, restricted cash and short-term securities were $197.4 million as of June 30, 2023, as compared with $129.6 million as of December 31, 2022. The increase primarily reflects $61.5 million in net cash from financing activities primarily related to the May issuance of $275.0 million of 9.00% senior secured notes and $19.5 million in cash from operations due to the strong operating performance and increased bookings for future travel, partially offset by $14.7 million in cash used in purchasing property and equipment, predominantly related to maintenance on existing vessels and investments in our digital initiatives.

During May, the Company issued $275.0 million of 9.00% senior secured notes, maturing 2028, with proceeds used primarily to pay the outstanding borrowings under the Company's previously existing export credit agreements. The senior secured notes are guaranteed on a senior secured basis by the Company and certain of the Company’s subsidiaries and are collateralized by certain of the Company’s assets.

As of June 30, 2023, the Company had a total debt position of $635.1 million and was in compliance with all of its applicable debt covenants.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2023 are as follows:

●	Tour revenues of $550 - $575 million

●	Adjusted EBITDA of $70 - $80 million

The Company has substantial advance reservations for future travel with strong gross bookings, partially offset by short-term cancellations. As of July 24, 2023, Lindblad segment bookings for travel during 2023 have increased 43% as compared with bookings for 2019 as of the same date in 2019.

STOCK REPURCHASE PLAN

The Company currently has a $35.0 million stock repurchase plan in place. As of July 24, 2023, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of July 24, 2023, there were 53.3 million shares common stock outstanding.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on July 27, 2023, to discuss the earnings of the Company. The conference call can be accessed by dialing 833-470-1428 (United States), 1-929-526-1599 (International). The Access Code is 088354. A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and land-based travel through its subsidiaries, Natural Habitat, Inc. (“Natural Habitat”), Off the Beaten Path LLC (“Off the Beaten Path”), DuVine Cycling + Adventure Co. (“DuVine”), and Classic Journeys, LLC (“Classic Journeys”).

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) events and conditions around the world, including war and other military actions, such as the current conflict between Russia and Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns about the state of the economy or other events impacting the ability or desire of people to travel; (ii) suspended operations, cancelling or rescheduling of voyages and other potential disruptions to our business and operations related to the COVID-19 virus, the Russia-Ukraine conflict, political unrest in destinations we visit, outbreak of disease in any destination we visit or another unexpected event; (iii) the impacts of inflation, the COVID-19 virus and/or the Russia-Ukraine conflict on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iv) increases in fuel prices, changes in fuels consumed and availability of fuel supply in the geographies in which we operate or in general; (v) the impacts of inflation and negative economic conditions or negative economic outlooks on the demand for future expedition travel; (vi) the loss of key employees, our inability to recruit or retain qualified shoreside and shipboard employees and increased labor costs; (vii) the impacts of delays or cost overruns with respect to anticipated or unanticipated drydock, maintenance, modifications or other required construction related to any of our vessels; (viii) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (ix) any change in state classifications of our workforce; (x) changes adversely affecting the business in which we are engaged; (xi) management of our growth and our ability to execute on our planned growth, including our ability to successfully integrate acquisitions; (xii) our business strategy and plans; (xiii) our ability to maintain or renew (on favorable terms or at all) our relationship with National Geographic and/or World Wildlife Fund; (xiv) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (xv) compliance with the financial and/or operating covenants in our debt arrangements; (xvi) the impact of severe or unusual weather conditions, including climate change, on our business; (xvii) adverse publicity regarding the travel and cruise industry in general; (xviii) loss of business due to competition; (xix) the inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them; (xx) the result of future financing efforts;  and (xxi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of June 30, 2023	As of December 31, 2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$142,950	$87,177
Restricted cash	54,491	28,847
Short-term securities	-	13,591
Marine operating supplies	6,500	9,961
Inventories	2,544	1,965
Prepaid expenses and other current assets	52,400	41,778
Total current assets	258,885	183,319

Property and equipment, net	531,898	539,406
Goodwill	42,017	42,017
Intangibles, net	10,316	11,219
Deferred tax asset	2,382	2,167
Right-to-use lease assets	3,634	4,345
Other long-term assets	4,706	5,502
Total assets	$853,838	$787,975

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$272,925	$245,101
Accounts payable and accrued expenses	58,124	71,019
Long-term debt - current	46	23,337
Lease liabilities - current	1,701	1,663
Total current liabilities	332,796	341,120

Long-term debt, less current portion	620,376	529,452
Deferred tax liabilities	1,454	-
Lease liabilities	2,199	2,961
Other long-term liabilities	89	88
Total liabilities	956,914	873,621

Commitments and contingencies	-	-
Series A redeemable convertible preferred stock, 165,000 shares authorized; 62,000 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	71,296	69,143
Redeemable noncontrolling interests	30,513	27,886
	101,809	97,029

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 62,000 Series A shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 53,320,546 and 53,177,437 issued, 53,253,241 and 53,110,132 outstanding as of June 30, 2023 and December 31, 2022, respectively	5	5
Additional paid-in capital	89,601	83,850
Accumulated deficit	(294,491)	(266,530)
Total stockholders' deficit	(204,885)	(182,675)
Total liabilities, mezzanine equity and stockholders' deficit	$853,838	$787,975

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except share and per share data) (unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022

Tour revenues	$124,798	$90,910	$268,194	$158,756

Operating expenses:
Cost of tours	77,654	62,499	149,703	120,447
General and administrative	29,155	23,710	55,574	44,347
Selling and marketing	15,158	12,839	35,810	25,168
Depreciation and amortization	11,331	11,176	23,139	22,354
Total operating expenses	133,298	110,224	264,226	212,316

Operating (loss) income	(8,500)	(19,314)	3,968	(53,560)

Other (expense) income:
Interest expense, net	(11,645)	(9,416)	(22,112)	(18,130)
Gain (loss) on foreign currency	348	(676)	500	(546)
Other (expense) income	(3,867)	(116)	(3,696)	417
Total other expense	(15,164)	(10,208)	(25,308)	(18,259)

Loss before income taxes	(23,664)	(29,522)	(21,340)	(71,819)
Income tax expense (benefit)	41	(964)	1,584	(1,113)

Net loss	(23,705)	(28,558)	(22,924)	(70,706)
Net income (loss) attributable to noncontrolling interest	765	198	922	(229)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(24,470)	(28,756)	(23,846)	(70,477)
Series A redeemable convertible preferred stock dividend	1,083	1,283	2,155	2,581
Net loss available to stockholders	$(25,553)	$(30,039)	$(26,001)	$(73,058)

Weighted average shares outstanding
Basic	53,245,491	51,195,280	53,186,796	50,976,203
Diluted	53,245,491	51,195,280	53,186,796	50,976,203

Undistributed loss per share available to stockholders:
Basic	$(0.48)	$(0.59)	$(0.49)	$(1.43)
Diluted	$(0.48)	$(0.59)	$(0.49)	$(1.43)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the six months ended June 30,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(22,924)	$(70,706)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	23,139	22,354
Amortization of deferred financing costs and other, net	1,509	1,313
Amortization of right-to-use lease assets	711	(20)
Stock-based compensation	6,292	3,651
Deferred income taxes	1,501	(1,128)
Change in fair value of contingent acquisition consideration	-	56
(Gain) loss on foreign currency	(500)	546
Write-off of unamortized issuance costs related to debt refinancing	3,860	9,004
Changes in operating assets and liabilities
Marine operating supplies and inventories	2,882	(1,676)
Prepaid expenses and other current assets	(10,622)	(19,388)
Unearned passenger revenues	27,824	58,387
Other long-term assets	(1,046)	3,431
Other long-term liabilities	(3)	845
Accounts payable and accrued expenses	(12,395)	11,971
Operating lease liabilities	(724)	-
Net cash provided by operating activities	19,504	18,640

Cash Flows From Investing Activities
Purchases of property and equipment	(14,718)	(23,550)
Sale of securities	15,163	-
Net cash provided by (used in) investing activities	445	(23,550)

Cash Flows From Financing Activities
Proceeds from long-term debt	275,000	360,000
Repayments of long-term debt	(205,693)	(340,491)
Payment of deferred financing costs	(7,043)	(10,804)
Repurchase under stock-based compensation plans and related tax impacts	(796)	(753)
Net cash provided by financing activities	61,468	7,952
Net increase in cash, cash equivalents and restricted cash	81,417	3,042
Cash, cash equivalents and restricted cash at beginning of period	116,024	172,693

Cash, cash equivalents and restricted cash at end of period	$197,441	$175,735

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$18,232	$6,204
Income taxes	206	124
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$2,155	$2,581

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Net loss	$(23,705)	$(28,558)	$(22,924)	$(70,706)
Interest expense, net	11,645	9,416	22,112	18,130
Income tax expense (benefit)	41	(964)	1,584	(1,113)
Depreciation and amortization	11,331	11,176	23,139	22,354
Gain on foreign currency	(348)	676	(500)	546
Other income	3,867	116	3,696	(417)
Stock-based compensation	3,390	1,823	6,292	3,651
Other	-	123	10	142
Adjusted EBITDA	$6,221	$(6,192)	$33,409	$(27,413)

Reconciliation of Operating (Loss) Income

to Adjusted EBITDA

Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
(In thousands)	2023	2022	2023	2022
Operating (loss) income	$(11,043)	$(19,670)	$1,076	$(53,239)
Depreciation and amortization	10,338	10,257	21,490	20,998
Stock-based compensation	3,390	1,823	6,193	3,651
Other	-	127	10	142
Adjusted EBITDA	$2,685	$(7,463)	$28,769	$(28,448)

Land Experiences Segment
	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Operating income	$2,543	$356	$2,892	$(321)
Depreciation and amortization	993	919	1,649	1,356
Stock-based compensation	-	-	99	-
Other	-	(4)	-	-
Adjusted EBITDA	$3,536	$1,271	$4,640	$1,035

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the six months ended June 30,
	2023	2022
Net cash provided by operating activities	$19,504	$18,640
Less: purchases of property and equipment	(14,718)	(23,550)
Free Cash Flow	$4,786	$(4,910)

	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Available Guest Nights	74,186	55,413	157,370	103,959
Guest Nights Sold	55,092	41,423	122,149	73,607
Occupancy	74%	75%	78%	71%
Maximum Guests	9,510	7,545	18,500	12,959
Number of Guests	7,384	5,770	14,738	9,423
Voyages	117	105	230	188

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Guest ticket revenues	$76,289	$55,560	$178,903	$101,062
Other tour revenue	11,123	8,487	24,007	13,259
Tour Revenues	87,412	64,047	202,910	114,321
Less: Commissions	(5,448)	(4,248)	(13,265)	(8,653)
Less: Other tour expenses	(5,269)	(5,006)	(12,727)	(14,995)
Net Yield	$76,695	$54,793	$176,918	$90,673
Available Guest Nights	74,186	55,413	157,370	103,959
Gross Yield per Available Guest Night	$1,178	$1,156	$1,289	$1,100
Net Yield per Available Guest Night	1,034	989	1,124	872

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended June 30,		For the six months ended June 30,
	2023	2022	2023	2022
Cost of tours	$55,276	$46,384	$112,371	$93,955
Plus: Selling and marketing	12,154	10,708	28,721	20,991
Plus: General and administrative	20,687	16,368	39,252	31,616
Gross Cruise Cost	88,117	73,460	180,344	146,562
Less: Commissions	(5,448)	(4,248)	(13,265)	(8,653)
Less: Other tour expenses	(5,269)	(5,006)	(12,727)	(14,995)
Net Cruise Cost	77,400	64,206	154,352	122,914
Less: Fuel Expense	(6,153)	(6,561)	(14,504)	(12,486)
Net Cruise Cost Excluding Fuel	71,247	57,645	139,848	110,428
Non-GAAP Adjustments:
Stock-based compensation	(3,390)	(1,823)	(6,193)	(3,651)
Other	-	(123)	(10)	(142)
Adjusted Net Cruise Cost Excluding Fuel	$67,857	$55,699	$133,645	$106,635
Adjusted Net Cruise Cost	$74,010	$62,260	$148,149	$119,121
Available Guest Nights	74,186	55,413	157,370	103,959
Gross Cruise Cost per Available Guest Night	$1,188	$1,326	$1,146	$1,410
Net Cruise Cost per Available Guest Night	1,043	1,159	981	1,182
Net Cruise Cost Excluding Fuel per Available Guest Night	960	1,040	889	1,062
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	915	1,005	849	1,026
Adjusted Net Cruise Cost per Available Guest Night	998	1,124	941	1,146

Reconciliation of 2023 Adjusted EBITDA guidance:

(In millions)	Full Year 2023
Income before income taxes	$(37)	to	$(27)
Depreciation and amortization	49	to	49
Interest expense, net	48	to	48
Stock-based compensation	7	to	7
Other	3	to	3
Adjusted EBITDA	$70	to	$80

A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.